UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 10, 2004

Phillips-Van Heusen Corporation
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-07572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant's telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 15, 2004, Phillips-Van Heusen Corporation ("PVH") entered into an Amended and Restated Revolving Credit Agreement, dated as of that date (the "Revolving Credit Agreement"), among PVH, The IZOD Corporation, PVH Wholesale Corp., PVH Retail Corp., izod.com inc., G.H. Bass Franchises Inc., CD Group Inc., PVH CK Stores, Inc., PVH Ohio, Inc., PVH Michigan, Inc., PVH Pennsylvania, Inc., PVH Wholesale New Jersey, Inc., PVH Retail Management Company (collectively, "Borrowers") and the lender parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Joint Lead Arranger and Sole Bookrunner, Fleet Retail Group, Inc., as Joint Lead Arranger and Co-Syndication Agent, Sun Trust Bank, as Co-Syndication Agent, The CIT Group/Commercial Services, Inc., as Co-Documentation Agent, and General Electric Capital Corporation, as Co-Documentation Agent. The Revolving Credit Agreement amends and restates PVH's Revolving Credit Agreement, dated as of October 17, 2002, as amended, among PVH, the other Borrowers, the lenders party thereto, JPMorgan Chase Bank, as Administrative Agent and Collateral Agent, Lead Arranger and Sole Bookrunner, Fleet Retail Finance Inc., as Co-Arranger and Co-Syndication Agent, Sun Trust Bank, as Co-Syndication Agent, The CIT Group/Commercial Services, Inc., as Co-Documentation Agent, and Bank of America, N.A., as Co-Documentation Agent.

The Revolving Credit Agreement provides for a revolving credit facility of up to $325,000,000 for both revolving credit borrowings and letters of credit, with a sublimit of $30,000,000 for standby letters of credit and with no sublimit on trade letters of credit. Advances under the Revolving Credit Agreement are also limited to a borrowing base consisting of specified percentages of eligible categories of assets. Advances may be prepaid, in whole or in part, at any time without premium or penalty (other than a facility termination fee and LIBOR breakage costs). Subject to certain exceptions, the Revolving Credit Agreement requires mandatory prepayments with the proceeds from asset sales or other dispositions and the issuance of new equity and debt securities. All obligations under the Revolving Credit Agreement are secured by liens on substantially all of PVH's assets and the assets of PVH's domestic subsidiaries and a pledge of all of the equity interests in all of PVH's domestic subsidiaries. In addition, the Borrowers' obligations under the Revolving Credit Agreement are guaranteed by all of PVH's domestic subsidiaries that are not Borrowers.

Borrowing spreads and letters of credit fees are based on spreads above LIBOR and other available interest rates, with the spreads changing based upon a pricing grid. For example, revolving credit spreads range from 0 to 25 basis points over prime on prime rate loans, 125 to 225 basis points over LIBOR on LIBOR rate loans and 75 to 150 basis points on outstanding letters of credit. All outstanding borrowings and letters of credit under the Revolving Credit Agreement are due December 15, 2009.

The Revolving Credit Agreement contains a number of covenants, including certain covenants that limit, among other things, PVH's and/or the other Borrower's ability to (1) incur debt, (2) incur liens, (3) pay dividends or make distributions to stockholders, (4) prepay, retire, repurchase or redeem indebtedness, (5) repurchase or redeem capital stock, (6) sell assets and (7) merge or consolidate with other companies.

Events of default under the Revolving Credit Agreement include, but are not limited to (1) the Borrowers' failure to pay principal or interest when due, (2) the Borrowers' material breach of any representation or warranty, (3) covenant defaults, (4) cross-defaults to other indebtedness in excess of an agreed amount, (5) events of bankruptcy, (6) monetary judgment defaults, (7) customary ERISA defaults, (8) a change of control, (9) impairment of loan documentation, security or seniority over subordinated debt and (10) certain tax liens. In addition, if PVH ceases to own 100% of the fully-diluted equity in the other Borrowers, such event could also result in an event of default.

Item 8.01 Other Events.

On December 10, 2004, PVH completed its previously announced acquisition of the Arrow brand worldwide and the related licensing business from affiliates of Cluett American Group, Inc. for approximately $70 million in cash. The transaction consisted of the acquisition from Cluett American Corp., Consumer Direct Corporation and Cluett Peabody Holding Corp. of all of the outstanding shares of common stock of Cluett Peabody Resources Corporation ("Resources") and Cluett Peabody & Co., Inc. ("CP&Co."). Resources is the worldwide owner of the ARROW trademark, principally for apparel, footwear and related goods, and certain related marks. CP&Co. licensed the ARROW marks from Resources and, in turn, licensed them to third parties throughout the world. Prior to the acquisition, PVH licensed the ARROW marks in the United States from Resources and CP&Co. for use on and in connection with men's and boys' dress shirts and sportswear. The license had been in effect since mid-2000. A copy of the Purchase Agreement pursuant to which the transaction was effected is attached as Exhibit 10.1 to this Report, and a copy of the press release announcing the completion of the transaction is attached as Exhibit 99.1 to this Report.

Item 9.01 Financial Statements And Exhibits.

  Financial Statements of Business Acquired.

  Not applicable.

  Pro Forma Financial Information.

Not applicable.

(c) Exhibits.
Exhibit	Description
10.1

Purchase Agreement, dated as of November 22, 2004, among Cluett American Corp., Consumer Direct Corporation, Cluett Peabody Holding Corp., Phillips-Van Heusen Corporation, and Cluett American Group, Inc.

10.2

Amended and Restated Revolving Credit Agreement, dated as of December 15, 2004, among PVH, The IZOD Corporation, PVH Wholesale Corp., PVH Retail Corp., izod.com inc., G.H. Bass Franchises Inc., CD Group Inc., PVH CK Stores, Inc., PVH Ohio, Inc., PVH Michigan, Inc., PVH Pennsylvania, Inc., PVH Wholesale New Jersey, Inc., PVH Retail Management Company and the lender parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, Joint Lead Arranger and Sole Bookrunner, Fleet Retail Group, Inc., as Joint Lead Arranger and Co- Syndication Agent, Sun Trust Bank, as Co-Syndication Agent, The CIT Group/Commercial Services, Inc., as Co-Documentation Agent, and General Electric Capital Corporation, as Co-Documentation Agent.

99.1	Press Release, dated December 10, 2004.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By: /s/ Mark D. Fischer

Mark D. Fischer, Vice President

General Counsel and Secretary

Date: December 16, 2004